Exhibit 10.1

FORTUNE BRANDS, INC.

SEVERANCE PLAN FOR VICE PRESIDENTS

Fortune Brands, Inc. (the “Company”) has established the Fortune Brands, Inc. Severance Plan for Vice Presidents (the “Plan”), as amended and restated effective July 15, 2011. The Plan was established effective January 1, 2000 and previously restated effective January 1, 2008. This Plan supersedes any other severance plan maintained by the Company or any predecessor employer for Vice Presidents.

Notwithstanding anything in the Plan to the contrary, the Company intends that, to the extent the Plan provides a severance pay benefit that constitutes a deferral of compensation as determined in accordance with Section 409A of the Internal Revenue Code (the “Code”) and regulations and guidance promulgated thereunder (collectively, “Section 409A”), each provision in the Plan shall be interpreted to comply with the requirements of Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.

SEVERANCE PLAN BENEFITS:

Coverage

All domestic, full-time salaried employees who are Vice Presidents of the Company are covered by the Plan. Officers above the level of Vice President who are covered by individual Severance Agreements with the Company are excluded from the Plan.

Eligibility

Vice Presidents are eligible for the severance pay set forth below in the event of:

A.	Involuntary separation from employment with the Company for reasons other than resignation, retirement, death, disability, or cause; provided the employee remains employed until the date designated by the Company as his or her termination date. The term “cause” includes but is not limited to misconduct, negligence, dishonesty, criminal act, excessive absenteeism, and willful failure to perform job responsibilities and other conduct determined by the Company to be “cause.” The term “retirement” means termination of employment on or after attainment of age 55 and completion of at least 10 years of service. The term “disability” means the employee is considered disabled for purposes of the Company’s long term disability plan.

B.	Voluntary separation from employment if an employee’s job location has been relocated more than 35 miles from the employee’s former job location; provided that, not later than 30 days after the relocation of the employee’s job, the employee shall provide notice to the Company of the conditions described in this Section 2(A)(2) and his or her intent to separate from service; upon receipt of such notice, the Company shall have 30 days during which the Company may remedy such conditions; and in the event of the Company’s failure to do so, the employee separates from service within the 90-day period following the relocation of his or her job.

An employee is not eligible for severance pay under the Plan if:

A.	The employee is offered a comparable position (as determined in the sole discretion of the Company) with the Company, an affiliate of the Company, or any other successor employer with which the Company has negotiated over the terms of employment for Company employees as a result of:

•	a reorganization of the Company (including but not limited to a spinoff of one of the Company’s divisions or subsidiaries);

•	the sale of stock or assets of the Company or one of its affiliates; or

•	the outsourcing by the Company of the employee’s job function; and

B.	such position is initially located within a 35-mile radius of the employee’s former job location.

The employee is not eligible for severance if the employee receives and accepts an offer of employment under the circumstances described in part (a) above, even though the new position is located outside the 35-mile radius described in part (b) of this paragraph.

In addition, if an employee is offered and accepts another position with the Company or any affiliate or business unit of the Company (whether or not such offer is made in connection with a corporate transaction or restructuring) prior to commencement of severance pay benefits, no severance pay will be provided under this Plan. If an employee accepts a position with the Company or any affiliate or business unit of the Company after severance pay begins, no further severance pay benefits will be provided upon assumption of the new position.

Amount of Severance Pay - General

The amount of severance pay provided for employment terminations described in sections A and B above will be 12 months’ of base salary plus the employee’s target bonus for the year in which the employee’s employment termination occurs. Notwithstanding the foregoing, the bonus portion of the severance pay will be offset by any annual bonus actually paid under the terms of the Company’s annual bonus plan for the year of termination, but not below zero.

Amount of Severance Pay – Change in Control

If any eligible Vice President’s employment is terminated within 18 months following a Change in Control of the Company, the General provisions regarding severance pay (described above) will not apply, and severance pay will be determined under this Change in Control section. “Change in Control” means a Change in Control as defined in the Fortune Brands, Inc. 2011 Long-Term Incentive Plan, as amended from time to time. Payment of severance pay under this Section will be provided to an eligible employee if the employee’s employment with the Company terminates under any of the following circumstances:

A.	Involuntary separation from employment from the Company [or an affiliate thereof] for any reason other than death, disability, or cause within 18 months following a Change in Control; provided the employee is employed by the Company on the date on which the Change in Control occurs;

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B.	Voluntary separation from employment if, within 18 months following a Change in Control, such employee’s job location is relocated more than 35 miles from the employee’s job location as of immediately prior to the Change in Control; provided that not later than 30 days after the relocation of the employee’s job, the employee shall provide notice to the Company of his or her intent to separate from service due to such relocation; upon receipt of such notice, the Company shall have 30 days during which the Company may remedy such conditions; and in the event of the Company’s failure to do so, the employee separates from service within the 90-day period following the relocation of his or her job; or

C.	Voluntary separation from employment if, within 18 months following a Change in Control, such employee is demoted to a lower salary grade level with a material decrease in compensation; provided that not later than 30 days after such demotion, the employee shall provide notice to the Company of his or her intent to separate from service due to such demotion; upon receipt of such notice, the Company shall have 30 days during which the Company may remedy such conditions; and in the event of the Company’s failure to do so, the employee separates from service within the 90-day period following such demotion.

For the avoidance of doubt, eligibility for the severance pay provided under this Section upon a Change in Control applies only to terminations of employment or demotions that occur within a period ending 18 months following the Change in Control of the Company. After that 18-month period, this Section will not apply.

The amount of severance pay provided for separations from service within 18 months following a Change in Control will be 18 months’ of base salary plus the employee’s target bonus for the year in which the employee’s separation from service occurs. Notwithstanding the foregoing, the bonus portion of the severance pay will be offset by any annual bonus actually paid under the terms of the Company’s annual bonus plan for the year of termination, but not below zero.

Payment of Severance

Eligible separated employees will receive payment of severance in regular pay intervals through the entire severance period. An employee’s separation date shall be determined in accordance with the requirements of Section 409A. Notwithstanding the foregoing, if an employee is a specified employee (as defined below), the following rules shall apply:

A.

For purposes of applying the exception to Section 409A for short-term deferrals, each installment shall be treated as a separate payment. Accordingly, any benefits paid (i) within 2- 1/2 months of the end of the Company’s taxable year containing the separation date, or (ii) within 2- 1/2 months of the end of the employee’s taxable year containing his or her separation date shall be exempt from Section 409A and shall be paid in accordance with the first sentence of this Section 4.

B.

To the extent the employee’s severance pay benefit otherwise payable in the first six months following the employee’s separation date (other than amounts exempt from Section 409A under Section 4(A) above) is equal to or less than the lesser of the amounts described in Treasury Regulations Sections 1.409A-1(b)(9)(iii)(A)(1) and (2),

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such severance benefit shall be exempt from Section 409A and shall be paid in accordance with the first sentence of this Section 4.

C.	Only to the extent a portion of the employee’s severance pay benefit is not exempt from Section 409A pursuant to Sections 4(A) or 4(B) above, any such remaining severance pay benefits shall be delayed until the first payroll date of the 7th month following the employee’s separation date. Any delayed payments shall then be paid in a lump sum without interest. Thereafter, the remainder of an employee’s severance pay benefit shall be payable in installments according to the normal payroll schedule of the Company.

D.	“Specified employee” means a an employee identified as a specified employee pursuant to the “Procedures for Determining Specified Employees under Code Section 409A” as adopted, and as amended from time to time, by the Company’s Board of Directors or a committee or individual authorized by the Company’s Board of Directors for this purpose.

In the event of an employee’s death after signing the separation letter and release of claims required below, but before receipt of all severance pay, all remaining payments will be made in a lump sum to the employee’s estate. All payments are subject to normal payroll taxes and required withholding and may be reduced by any amounts employee owes the Company; provided that, to the extent an employee’s severance pay benefit is not exempt from Section 409A, then any offset to such benefit shall comply with the requirements of Section 409A.

In the event an employee is entitled to severance pay as a result of an involuntary separation described above, and the Company discovers information that, in the Company’s reasonable judgment would have provided a basis for termination for cause (as defined above), the Company will have no further obligation to make payments under the Plan. The Company will have the right to recover all amounts previously paid under the Plan, as well as attorney’s fees incurred in connection with such recovery.

Benefit Coverage

Medical and dental coverage can be continued throughout the period that severance payments continue on the same terms and conditions and at the same contribution rates that apply to the employee, and such coverage shall run concurrently with coverage provided under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Employees will receive notice of COBRA rights after separation. All other employee benefit plans terminate on the separated employee’s last day of work. Severance payments will not be considered as pensionable earnings, and the period of time that severance payments are made will not count toward credited service and vesting service under the Company’s pension plans. Payments under the Plan are not eligible for contributions to the Company’s 401(k)/profit sharing plans or otherwise recognized for any other benefit purpose.

If, during a period of severance, a former employee accepts employment with a new employer, any medical or dental coverage provided under plans maintained by the Company will be discontinued when the former employee is eligible for coverage under the

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new employer’s plans. A former employee must notify the Human Resources Department in writing (or via email) when he or she obtains coverage under a new employer’s plans. The Plan reserves the right to seek reimbursement of any premium subsidies paid after a former employee obtains coverage from a new employer if such former employee fails to notify the Human Resources Department as required under this provision.

Vacation

Employees will receive pay for all unused and accrued vacation for the year of termination as a part of their final regular pay in accordance with prevailing state laws.

Other Company Payments

Notwithstanding any provision of this Plan to the contrary, the severance pay under this Plan shall be reduced by the severance benefits then payable to an employee under any other agreement, understanding, plan, policy, program or arrangement of the Company or a subsidiary or affiliate of the Company. Moreover, if an employee has an individual Change in Control Agreement or Severance Agreement with the Company, then any severance benefits payable to such employee shall be determined in accordance with the Change in Control Agreement or Severance Agreement, as applicable, and not this Plan.

Employee Release

In no event will an employee be eligible for any payments or benefits under this Plan until the employee signs a release and waiver of claims in the form proposed by the Company and any applicable revocation period expires.

Administration

This Plan is administered by the Company (the “Plan Administrator”). The Plan Administrator may designate persons to carry out its responsibilities under this Plan. The Plan Administrator reserves absolute discretionary authority to determine all matters arising in connection with the administration, interpretation and application of the Plan (including all questions of coverage, facts, eligibility and methods of providing and arranging for any benefits.

Amendment and Termination

The statements contained in this Plan are not intended to create nor are they to be construed to constitute conditions of employment or a contract of employment between the Company and any employee. The Company reserves the right to modify, suspend or terminate the Plan or the benefits provided at any time without prior notice to employees; provided, however, that in the event of a Change in Control, the Company may not terminate the Plan or amend the provisions under “Amount of Severance Pay – Change in Control” in a manner so as to adversely affect benefits otherwise payable under this Plan until 18 months following such Change in Control. Any amendment or termination of the Plan shall comply with the restrictions of Code Section 409A to the extent applicable. Specifically, no amendment or termination of the Plan may accelerate a scheduled payment unless permitted by Treasury regulations section 1.409A-3(j)(4).

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Benefit Claim Process

The Company or its delegate will notify eligible employees of any amounts of severance benefits payable under this Plan. If an employee does not receive severance pay benefits within 60 days of his or her date of termination, he or she may assume that the Plan Administrator has determined that such employee is not eligible for severance pay benefits. If any employee believes that he or she has been denied severance pay benefits to which he or she may be entitled, the employee should submit a written claim for severance pay benefits to the Company’s Vice President, Human Resources. In deciding claims for benefits under the Plan, the Company’s Vice President, Human Resources will have the same discretionary authority as the Plan Administrator, as described in “Administration” above.

The Company or its delegate will notify the employee of any claim for severance pay that is denied, in whole or in part, within 90 days of the date the claim is received (unless special circumstances required additional time for processing the claim). The notice will contain:

•	the specific reason(s) why the claim was denied;

•	the specific Plan provision(s) on which the denial was based;

•	a description of additional information required by the Company and the reasons why such information is needed; and

•	the procedure for review of the denial, including the employee’s right to bring suit under Section 502(a) of ERISA.

If special circumstances require an extension of time for processing the claim, the initial 90-day period may be extended for up to 90 additional days, provided the Company or its delegate gives the employee written notice of the extension prior to the expiration of the initial 90-day period. Such notice will set forth the circumstances requiring the extension of time and the date by which a decision is expected to be rendered.

Benefit Claim Appeal Process

If a claim is denied, the employee and/or his or her authorized representative may file a written appeal to the Company’s Corporate Employee Benefits Committee (“CEBC”) within 60 days of the date the notice of denial is received. In deciding claims on appeal, the CEBC will have the same discretionary authority as the Plan Administrator, as described in Section 9. The employee and/or his or her authorized representative may review Plan documents and other documents that affect the claim, and the Company will provide access to or copies of, relevant documents upon request and free of charge. The request for a review should state the reason(s) why the employee feels the claim was improperly denied. Additional data, questions or comments should also be submitted, and the Company’s review will take into account comments, documents, records, and other information submitted by the participant without regard to whether that information was submitted or considered in the initial benefit determination.

The CEBC will render a decision on the appeal within 60 days after receipt of a request for review unless special circumstances require an extension of time for review, in which case the time limit will not be later than a total of 120 days after receipt, and the extension will

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be granted in writing and will cite the reason for the extension and the date the Plan expects to reach a decision. A decision on an appeal will be in writing, will include the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based, a statement that the employee is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the employee’s claim for benefits, and a statement of the employee’s right to bring suit under ERISA Section 502(a), in a manner calculated to be understood by the claimant.

No action at law or in equity shall be brought to recover benefits under the Plan until the applicable appeal rights have been exercised and until the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented will be strictly limited to the evidence timely presented to the CEBC. In addition, any such judicial proceeding must be filed within 180 days after the CEBC’s final decision.

OTHER TERMS

No Vesting

Neither the use of service time in calculating severance nor any other provision of this Plan shall be construed as giving rise to or granting any vested right to receive severance benefits.

Merger/Acquisition

For purposes of this Plan, in no event shall a merger or acquisition of the Company by or with another company constitute a termination of employment or separation from service with the Company when employment continues with the Company, an affiliate thereof or the merged or acquiring company. Other types of sale transactions or reorganizations will be governed exclusively by the Eligibility and Change in Control provisions above.

Funding

Severance pay provided under this Plan is payable solely from the general assets of the Company.

ERISA RIGHTS:

The following rights and terms are provided to all employees (“you,” below):

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to the following:

You can examine, without charge, at the Plan administrator’s office, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the

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Plan with the U.S. Department of Labor and available at the Employee Benefits Security Administration.

You can obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series). The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive it within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court.

If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if for example, it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Vice President, Human Resources. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and

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responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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GENERAL INFORMATION

Plan Sponsor and Plan Administrator:	Fortune Brands, Inc. 520 Lake Cook Road Deerfield, IL 60015

Funding

Severance pay provided under this Plan is payable solely from the general assets of the Company.

Employer Identification Number:	13-3295276

Plan Year:	January 1 through December 31

Agent for Service of Legal Process:	Fortune Brands, Inc. 520 Lake Cook Road Deerfield, IL 60015 Attn: Secretary

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